As filed with the U.S. Securities and Exchange Commission on February 12, 2026

Registration No. 333-292967

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ClearThink 1 Acquisition Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

William Brock
Chief Executive Officer
ClearThink 1 Acquisition Corp.

150 E. Palmetto Park Road

Suite 202
Boca Raton, Florida 33432
Tel: (561) 358-3696
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Stephen E. Fox Samantha M. Guido Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556 Tel: (516) 663-6600	Cynthia Anandajayasekeram Bradley Kruger Ogier (Cayman) LLP 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands Tel: (345) 949-9876	Darrin Ocasio Avital Perlman Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas 31st floor New York, NY 10036 Tel: (212) 930-9700	Ari Daniel Brown ClearThink Capital LLC 150 E. Palmetto Park Rd. Suite 202 Boca Raton, FL 33432 Tel: (561) 807-9010 abrown@clearthink.capital

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1, as amended (File No. 333-292967) of ClearThink 1 Acquisition Corp. (the “Registration Statement”) is being filed as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC/FINRA Expenses	$26,204.48
Legal fees and expenses	100,000.00
Printing and engraving expenses	25,000.00
Accounting fees and expenses	113,000.00
FINRA Expenses	26,375.00
Nasdaq listing and filing fees	80,000.00
Initial trust fee	8,500.00
Miscellaneous	20,920.52
Expenses to underwriters	100,000.00
Total	$500,000.00

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or actual fraud. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On October 14, 2025, ClearThink 1 Sponsor LLC, our sponsor, purchased an aggregate of 5,750,000 of our Class B ordinary shares in exchange for a capital contribution of $25,000 at an average purchase price of approximately $0.005 per share. One Class B Ordinary Share was issued as the subscriber share to Ogier Global Subscriber (Cayman) Limited as subscriber on 11 September 2025 upon incorporation of the Company. Such subscriber share was subsequently repurchased by the Company at par immediately following the issue of the founder shares by the Company in accordance with the Articles. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 17,250,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent approximately 25% of the issued and outstanding shares (excluding private placement shares underlying the private units) after this offering. Up to 750,000 of these shares will be forfeited depending on the extent to which the underwriters’ over-allotment option is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the shareholders of our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor or its affiliates has committed to purchase an aggregate of 350,000 private units at a price of $10.00 per unit in a private placement that will close simultaneously with the closing of this offering.

This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are being filed herewith:

Exhibit	Description
1.1	Form of Underwriting Agreement
3.1*	Memorandum and articles of association
3.2*	Form of Amended and Restated Memorandum and articles of association
4.1*	Specimen Unit Certificate
4.2*	Specimen Class A Ordinary Share Certificate
4.3*	Specimen Right Certificate (included in Exhibit 4.4)
4.4*	Form of Rights Agreement between VStock Transfer Company and the Registrant
5.1*	Opinion of Ruskin Moscou Faltischek P.C.
5.2*	Opinion of Ogier (Cayman) LLP
10.1*	Promissory Note, dated October 14, 2025
10.2*	Securities Subscription Agreement, dated October 14, 2025, between the Registrant and ClearThink 1 Sponsor LLC
10.3*	Form of Letter Agreement among the Registrant, its directors and officers, and ClearThink 1 Sponsor LLC
10.4*	Form of Investment Management Trust Agreement between Equiniti Trust Company, LLC and the Registrant
10.5*	Form of Registration Rights Agreement between the Registrant and certain security holders
10.6*	Form of Private Units Purchase Agreement between the Registrant and ClearThink 1 Sponsor LLC
10.7*	Form of Indemnity Agreement
10.8*	Form of Administrative Services Agreement
14*	Form of Code of Ethics and Business Conduct
23.1*	Consent of WithumSmith + Brown, PC
23.2*	Consent of Ruskin Moscou Faltischek P.C. (included in Exhibit 5.1)
23.3*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.2)
24*	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1*	Form of Audit Committee Charter
99.2*	Form of Compensation Committee Charter
99.3*	Form of Nominating and Corporate Governance Committee Charter
101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

*	Previously filed.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 12th day of February, 2026.

CLEARTHINK 1 ACQUISITION CORP.

By:	/s/ William Brock
Name:	William Brock
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ William Brock	Chief Executive Officer and Director	February 12, 2026
William Brock	(principal executive officer)

*	Chief Financial Officer and Director	February 12, 2026
Thomas Zipser	(principal financial and accounting officer)

*
Darwin Hunt	Director	February 12, 2026

*
Yosef Milgrom	Director	February 12, 2026

*
Julien Machot	Director	February 12, 2026

*	William Brock, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signed above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

February 12, 2026		/s/ William Brock
William Brock
	Title:	Attorney-in-Fact

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ClearThink 1 Acquisition Corp., has signed this registration statement in the City of Boca Raton, State of Florida on February 12, 2026.

By:	/s/ William Brock
Name:	William Brock
Title:	Chief Executive Officer